Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Government Funds of our reports dated September 16, 2022, relating to the financial statements and financial highlights, which appears in Delaware Strategic Income Fund and Delaware Emerging Markets Debt Corporate Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2022. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 28, 2022

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1800, 2001 Market Street, Philadelphia, PA 19103-7042

T: (267) 330 3000, www.pwc.com/us